EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-263933) pertaining to the Charge Enterprises, Inc. 2020 Omnibus Equity Incentive Plan and

(2)	Registration Statement (Form S-8 No. 333-264620) pertaining to the Charge Enterprises, Inc. Non-Qualified Stock Option Agreement of Peggy Shuurman Hess

of our report dated March 15, 2023 (except for the effects of the change described in the paragraphs included under the caption “Change in Accounting Principle” in Note 2, as to which the date is May 10, 2023) with respect to the consolidated financial statements of Charge Enterprises, Inc. included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP

Charlotte, North Carolina

May 10, 2023